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                                                                    Exhibit 99.1

                           UNAPIX ENTERTAINMENT, INC.

                             1993 Stock Option Plan


Section 1. Purpose; Definitions.

                  1.1 PURPOSE. The purpose of the Unapix Entertainment, Inc. (the "Company") 1993 Stock Option Plan (the "Plan") is to enable the Company to offer its key employees, officers, directors and consultants whose past, present and/or potential contributions to the Company have been, are or will be important to the success of the Company, an opportunity to acquire a proprietary interest in the Company.

                  1.2 DEFINITIONS. For purposes of the Plan, the following terms shall be defined as set forth below:

                           (a) "Agreement" means the agreement between the
Company and the Holder setting forth the terms and conditions of an award under the Plan.

                           (b) "Board" means the Board of Directors of the
Company.

                           (c) "Code" means the Internal Revenue Code of 1986,
as amended from time to time, and any successor thereto and the regulations promulgated thereunder.

                           (d) "Committee" means the Stock Option Committee of
the Board or any other committee of the Board which the Board may designate to administer the Plan or any portion thereof. If no Committee is so designated, then all references in this Plan to "Committee" shall mean the Board.

                           (e) "Common Stock" means the Common Stock of the
Company, par value $.01 per share.

                           (f) "Company" means Unapix Entertainment, Inc . , a
corporation organized under the laws of the State of Delaware.

                           (g) "Disability means disability as determined under
procedures established by the Committee for purposes of the Plan

                           (h) "Effective Date" means the date set forth in
Section 7.

                           (i) "Fair Market Value", unless otherwise required by
any applicable provision of the Code or any regulations issued thereunder, means, as of any given date: (i) if the


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Common Stock is listed on a national securities exchange, quoted on the NASDAQ
National Market System or quoted on the NASDAQ Small Cap Market, the last sale price of the Common Stock on the last preceding day on which the Common Stock was traded, as reported by the exchange or NASDAQ, as the case may be; (ii) if the Common Stock is not listed an a national securities exchange or quoted on the NASDAQ National Market System or NASDAQ Small Cap Market, but is traded in the over-the-counter market, the average of the high bid and low asked prices for the Common Stock on the last preceding day for which such quotations are reported by a service providing such quotations (e.g. , National Quotation Bureau, Inc. ) ; and (iii) if the fair market value of the Common Stock cannot be determined ,pursuant to clause (i) or (ii) above, such price as the Committee shall determine, in good faith.

                           (j) "Family Group Member" shall mean the spouse,
sibling or lineal descendant of the Holder or a trust established for any such person.

                           (k) "Holder" means a person who has received an award
under the Plan.

                           (1) "Incentive Stock Option" means any Stock Option
intended to be and designated as an "incentive stock option" within the meaning of Section 422 of the Code.

                           (m) "Non-Qualified Stock Option" means any Stock
Option that is not an Incentive Stock Option.

                           (n) "Normal Retirement" means retirement from active
employment with the Company or any Subsidiary on or after age 65.

                           (o) "Parent" means any present or future parent
corporation of the Company, as such term is defined in Section 424 (e) of the Code.

                           (p) "Plan" means the Unapix Entertainment, Inc. 1993
Stock Option Plan, as hereinafter amended from time to time.

                           (q) "Stock,' means the Common Stock of the Company,
par value $.01 per share.

                           (r) "Stock Option" of "Option" means any option to
purchase shares of Stock which is granted pursuant to the Plan.

                           (s) "Subsidiary" means any present or future
subsidiary corporation of the Company, as such term is defined in Section 424(f) of the Code.

SECTION 2. ADMINISTRATION.

                  2.1 COMMITTEE MEMBERSHIP. The Plan shall be administered by the Board or a Committee. Committee members shall serve for such term as the Board may in each case


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determine, and shall be subject to removal at any time by the Board. It is the intent of the Board that the Plan qualify under Rule 16b-3 promulgated under the Securities Exchange Act of 1934. To that end, unless otherwise determined by the Board, each committee member shall be a disinterested person (i.e., a director who is not, during the one year prior to service as an administrator of the plan, or during such service, granted or awarded equity securities of the Company pursuant to the Plan or any other plan of the Company or its affiliates as provided by Rule 16b-3) .

                  2.2 POWERS OF COMMITTEE. The Committee shall have full authority, subject to Section 4.1 hereof, to grant Stock Options pursuant to the terms of the Plan. For purposes of illustration and not of limitation, the Committee shall have the authority (subject to the express provisions of this Plan).

                           (a) to select the officers, key employees, directors
and consultants of the Company or any Subsidiary to whom Stock Options may from time to time be granted hereunder;

                           (b) to determine the terms and conditions, not
inconsistent with the terms of the Plan, of any Stock Option granted hereunder (including, but not limited to, number of shares, share price, any restrictions or limitations, and any vesting, exchange, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions, as the Committee shall determine);

                           (c) to determine any specified performance goals or
such other factors or criteria which need to be attained for the vesting of an award granted hereunder;

                           (d) to permit a Holder to elect to defer a payment
under the Plan under such rules and procedures as the Committee may establish, including the crediting of interest on deferred amounts denominated in cash and of dividend equivalents on deferred amounts denominated in Stock;

                           (e) to determine the extent and circumstances under
which Stock and other amounts payable with respect to an award hereunder shall be deferred which may be either automatic or at the election of the Holder; and

                           (f) to substitute (i) new Stock Options for
previously granted Stock Options, which previously granted Stock Options have higher option exercise prices and/or contain other less favorable terms.


                  2.3 INTERPRETATION OF PLAN.

                           (a) COMMITTEE AUTHORITY. Subject to Section 6 hereof,
the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms


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and provisions of the Plan and any award issued under the Plan (and to determine the form and substance of all Agreements relating thereto) , and to otherwise supervise the administration of the Plan. Subject to Section 10 hereof, all decisions made by the Committee pursuant to the provisions of the Plan shall be made in the Committee's sole discretion and shall be final and binding upon all persons, including the Company, its Subsidiaries and Holders.

                           (b) INCENTIVE STOCK OPTIONS. Anything in the Plan to
the contrary notwithstanding, no term or provision of the Plan relating to Incentive Stock Options or any Agreement providing for Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under
Section 422 of the Code, or, without the consent of the Holder(s) affected, to disqualify any Incentive Stock Option under such Section 422.


SECTION 3. STOCK SUBJECT TO PLAN.

                  3.1 NUMBER OF SHARES. The total number of shares of Common Stock reserved and available for distribution under the Plan shall be 1,600,000 shares. Shares of Stock under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares. If any shares of Stock that have been optioned cease to be subject to a Stock Option granted hereunder are forfeited or any such award otherwise terminates without a payment being made to the Holder in the form of Stock, such shares shall again be available for distribution in connection with future grants and awards under the Plan. Only net shares issued upon a stock- for-stock exercise (including stock used for withholding taxes) shall be counted against the number of shares available under the Plan.

                  3.2 ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC. In the event of any merger, reorganization, consolidation, recapitalization, dividend (other than a cash dividend), stock split, reverse stock split, or other change in corporate structure affecting the Stock, such substitution or adjustment shall be made in the aggregate number of shares reserved for issuance under the Plan and in the number and exercise price of shares subject to outstanding Options granted under the Plan as may be determined to be appropriate by the Committee in order to prevent dilution or enlargement of rights, provided that the number of shares subject to any award shall always be a whole number.


SECTION 4. ELIGIBILITY.

                  4.1 GENERAL. Awards may be made or granted to key employees, officers, directors and consultants who are deemed to have rendered or to be able to render significant services to the Company or its Subsidiaries and who are deemed to have contributed or to have the potential to contribute to the success of the Company. No Incentive Stock Option shall be granted to any person who is not an employee of the Company or a Subsidiary at the time of grant.



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                  4.2 GRANT OF OPTIONS TO OFFICERS AND DIRECTORS. The granting of options to officers and directors of the Company shall be determined by a committee of two or more directors, of which all members shall be disinterested persons, as described in Section 2.1 hereof.

SECTION 5. STOCK OPTIONS.

                  5.1. GRANT AND EXERCISE. Stock Options granted under the Plan may be of two types: (i ) Incentive Stock Options and (ii) Non-Qualified Stock Options. Any Stock Option granted under the Plan shall contain such terms, not inconsistent with this Plan, or with respect to Incentive Stock Options, the Code, as the Committee may from time to time approve. The Committee shall have the authority to grant Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options and may be granted alone or in addition to other awards granted under the Plan. To the extent that any Stock Option intended to qualify as an Incentive Stock Option does not so qualify, it shall constitute a separate Non-Qualified Stock option. An Incentive Stock Option may only be granted within the ten year period commencing From the Effective Date and may only be exercised within ten years of the date of grant (or five years in the case of an Incentive Stock Option granted to an optionee ("10% Stockholder") who, at the time of grant, owns Stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a Parent or Subsidiary.

                  5.2. TERMS AND CONDITIONS. Stock Options granted under the Plan shall be subject to the following terms and conditions:

                           (a) EXERCISE PRICE. The exercise price per share of
Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant and may be less than 100% of the Fair Market Value of the Stock at the time of grant; provided, however, that the exercise price of an Incentive Stock Option shall not be less than 100% of the Fair Market Value of the Stock at the time of grant (110%, in the case of 10% Holder) .

                           (b) OPTION TERM. Subject to the limitations contained
in Section 5.1, the term of each Stock option shall be fixed by the Committee.

                           (c) EXERCISABILITY. Stock Options shall be
exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides, in its discretion, that any Stock Option is exercisable only in installments, i.e., that it vests over time, the Committee may waive such installment exercise provisions at any time at or after the time of grant in whole or in part, based upon such factors as the Committee shall determine.

                           (d) METHOD OF EXERCISE. Subject to whatever
installment, exercise and waiting period provisions are applicable in a particular case, Stock Options may be exercised in whole or in part at any time during the term of the Option, by giving written notice of exercise to the Company specifying the number of shares of Stock to be purchased. Such notice shall be accompanied by payment in full of the purchase price, which shall be in cash or, unless otherwise provided in the Agreement, in shares of Stock or, partly in cash and partly in such


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Stock, or such other means which the Committee determines are consistent with the Plan's purpose and applicable law. Cash payments shall be made by wire transfer, certified or bank check or personal check, in each case payable to the order of the Company; provided, however, that the Company shall not be required to deliver certificates for shares of Stock with respect to which an Option is exercised until the Company has confirmed the receipt of good and available funds in payment of the purchase price thereof. Payments in the form of Stock shall be valued at the Fair Market Value of a share of Stock on the date prior to the date of exercise. Such payments shall be made by delivery of stock certificates in negotiable form which are effective to transfer good and valid title thereto to the Company, free of any liens or encumbrances. A Holder shall have none of the rights of a stockholder with respect to the shares subject to the Option until such shares shall be transferred to the Holder upon the exercise of the Option.

                           (e) TRANSFERABILITY. No Stock Option shall be
transferable by the Holder, otherwise than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Holder's lifetime, only by the Holder; provided however that, notwithstanding anything to the contrary contained herein, the Committee may in its sole discretion allow a Non-Incentive Stock Option to be transferred to a Family Group Member.

                           (f) TERMINATION BY REASON OF DEATH. If a Holder's
employment by the Company or a Subsidiary terminates by reason of death, any Stock Option held by such Holder, unless otherwise determined by the Committee at the time of grant and set forth in the Agreement, shall be fully vested and may thereafter be exercised by the legal representative of the estate or by the legatee of the Holder under the will of the Holder, for a period of one year (or such other greater or lesser period as the Committee may specify at grant) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

                           (g) TERMINATION BY REASON OF DISABILITY. If a
Holder's employment by the Company or any Subsidiary terminates by reason of Disability, any Stock Option held by such Holder, unless otherwise determined by the Committee at the time of grant and set forth in the Agreement, shall be fully vested and may thereafter be exercised by the Holder for a period of one year (or such other lesser period as the Committee may specify at the time of grant) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

                           (h) OTHER TERMINATION. Subject to the provisions of
Section 8 below and unless otherwise determined by the Committee at the time of grant and set forth in the Agreement, if a Holder is an employee of the Company or a Subsidiary at the time of grant and if such are Holder's employment by the Company or any Subsidiary terminates for any reason other than death or Disability, the Stock Option shall thereupon automatically terminate, except that if the Holder's employment is terminated by the Company or a Subsidiary without cause or due to Normal Retirement, then the portion of such Stock Option which has vested on the date of the termination of employment may be exercised for the lesser of three months after termination of employment or the balance of such Stock Option's term.



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                           (i) ADDITIONAL INCENTIVE STOCK OPTION LIMITATION. In
the case of an Incentive Stock Option, the amount of aggregate Fair Market Value of Stock (determined at the time of grant of the Option) with respect to which Incentive Stock Options are exercisable for the first time by a Holder during any calendar year (under all such plans of the Company and its Parent and Subsidiary) shall not exceed $100,000.

                           (j) BUYOUT AND SETTLEMENT PROVISIONS. The Committee
may at any time offer to buy out a Stock Option previously granted, based upon such terms and conditions as the Committee shall establish and communicate to the Holder at the time that such offer is made.

                           (k) STOCK OPTION AGREEMENT. Each grant of a Stock
Option shall be confirmed by, and shall be subject to the terms of, the Agreement executed by the Company and the Holder.

                           (l) HOLDING PERIOD. All shares of Stock received by a
Holder upon exercise of an Option granted hereunder shall be non-transferable by the Holder until at least six months has elapsed from the date of the granting of such Option.

SECTION 6. AMENDMENTS AND TERMINATION.

         The Board (but not the Committee) may at any time amend, alter, suspend or discontinue the Plan, but no amendment, alteration, suspension or discontinuance shall be made which would impair the rights of a Holder under any Agreement theretofore entered into hereunder, without his consent.

SECTION 7. TERM OF PLAN.

                  7.1 EFFECTIVE DATE. The Plan shall be effective as of April 23, 1993 ("Effective Date") , subject to the approval of the Plan by the stockholders of the Company within one year after the Effective Date. Any awards granted under the Plan prior to such approval shall be effective when made (unless otherwise specified by the Committee at the time of grant) , but shall be conditioned upon, and subject to, such approval of the Plan by the Company's stockholders. If the Plan shall not be so approved, all awards granted thereunder shall be of no effect and any Stock received by a Holder upon the exercise of an award shall be deemed forfeited and the Holder shall return the Stock to the Company.

                  7.2 TERMINATION DATE. Unless terminated by the Board, this Plan shall continue to remain effective until such time no further awards may be granted and all awards granted under the Plan are no longer outstanding. Notwithstanding the foregoing, grants of Incentive Stock Options may only be made during the ten year, period following the Effective Date.





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SECTION 8. GENERAL PROVISIONS.

                  8.1 WRITTEN AGREEMENTS. Each award granted under the Plan shall be confirmed by, and shall be subject to the terms of the Agreement executed by the Company and the Holder. The committee may terminate any award made under the Plan if the Agreement relating thereto is not executed and returned to the Company within 60 days after the Agreement has been delivered to the Holder for his or her execution.

                  8.2 UNFUNDED STATUS OF PLAN. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Holder by the Company, nothing contained herein shall (give any such Holder any rights that are greater than those of a general creditor of the Company.

                  8.3 EMPLOYEES.

                           (a) ENGAGING IN COMPETITION WITH THE COMPANY. In the
event an employee Holder terminates his employment with the company or a Subsidiary for any reason whatsoever, and within eighteen (18) months after the date thereof accepts employment with any competitor of, or otherwise engages in competition with, the Company, the Committee, in its sole discretion, may require such Holder to return to the Company the economic value of any award which was realized or obtained (measured at the date of exercise) by such Holder at any time during the period beginning on that date which is six months prior to the date of such Holder's termination of employment with the Company.

                           (b) TERMINATION FOR CAUSE. The Committee may, in the
event an employee is terminated for cause, annul any award granted under this Plan to such employee and in such event the Committee, in its sole discretion, may require such Holder to return to the Company the economic value of any award which was realized or obtained (measured at the date of exercise) by such Holder at any time during the period beginning on that date which is six months prior to the date of such Holder's termination of employment with the Company.

                           (c) NO RIGHT OF EMPLOYMENT. Nothing contained in the
Plan or in any award hereunder shall be deemed to confer upon any employee of the Company or any Subsidiary any right to continued employment with the Company or any Subsidiary, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate the employment of any of its employees at any time.

                  8.4 INVESTMENT REPRESENTATIONS. The Committee may require each person acquiring shares of Stock pursuant to a Stock Option or other award under the Plan to represent to and agree with the Company in writing that the Holder is acquiring the shares for investment without a view to distribution thereof.

                  8.5 ADDITIONAL INCENTIVE ARRANGEMENTS. Nothing contained in the Plan shall prevent the Board from adopting such other or additional incentive arrangements as it may deem desirable, including, but not limited to, the granting of stock options and the awarding of stock


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and cash otherwise than under the Plan; and such arrangements may be either generally applicable or applicable only in specific cases.

                  8.6 WITHHOLDING TAXES. Not later than the date as of which an amount first becomes includible in the gross income of the Holder for Federal income tax purposes with respect to any option or other award under the Plan, the Holder shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any Federal, state and local taxes of any kind required by law to be withheld or paid with respect to such amount. If Permitted by the Committee, tax withholding or payment obligations may be settled with Common Stock, including Common Stock that is part of the award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional upon such payment or arrangements and the Company or the Holder's employer (if not the Company) shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Holder from the Company or any Subsidiary.

                  8.7 GOVERNING LAW. The Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to choice of law provisions)

                  8.8 OTHER BENEFIT PLANS. Any award granted under the Plan shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company or any Subsidiary and shall not affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation (unless required by specific reference in any such other plan to awards under this Plan).

                  8.9 NON-TRANSFERABILITY. Except as otherwise expressly provided in the Plan, no right or benefit under the Plan may be alienated, sold, assigned, hypothecated, pledged, exchanged, transferred, encumbranced or charged, and any attempt to alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same shall be void.

                  8.10 APPLICABLE LAWS. The obligations of the Company with respect to all Stock Options and awards under the Plan shall be subject to (i) all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, the effectiveness of a registration statement under the Securities Act of 1933, as amended, and (ii) the rules and regulations of any securities exchange an which the Stock may be listed.

                  8. 11 CONFLICTS. If any of the terms or provisions of the Plan conflict with the requirements of with respect to Incentive Stock Options,
Section 422A of the Code, then such terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of said Section 422A of the Code. Additionally, if this Plan does not contain any provision required to be included herein under Section 422A of the Code, such provision shall be deemed to be incorporated herein with the same force and effect as if such provision had been set out at length herein.


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                  8.12 NON-REGISTERED STOCK. The shares of Stock being
distributed under this Plan have not been registered under the Securities Act of 1933, as amended (the "1933 Act") , or any applicable state or foreign securities laws and the Company has no obligation to any Holder to register the Stock or to assist the Holder in obtaining an exemption from the various registration requirements, or to list the Stock on a national securities exchange.